Exhibit 10.1

THE SECURITIES BEING OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND EXEMPTIONS FROM REGISTRATION UNDER APPLICABLE STATE SECURITIES LAWS. THE TRANSFER OF THESE SECURITIES IS RESTRICTED BY SUCH LAWS AND THE TERMS OF THIS SUBSCRIPTION AGREEMENT AND THESE SECURITIES MAY NOT BE SOLD, OFFERED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM. THE SECURITIES BEING OFFERED FOR SALE HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE COMMISSION, OFFICE, FUND, AGENCY OR AUTHORITY, NOR HAS ANY FEDERAL OR STATE COMMISSION, OFFICE, FUND, AGENCY OR AUTHORITY PASSED ON, RECOMMENDED, OR ENDORSED THE MERITS OF THIS OFFERING OR PASSED UPON THE ACCURACY OR ADEQUACY OF, THIS SUBSCRIPTION AGREEMENT OR ANY OTHER DOCUMENT CIRCULATED BY Vivasor, iNC. IN CONNECTION WITH THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

Vivasor, INC.
SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of April 16, 2026 (the “Effective Date”), by and between Vivasor, Inc., a Delaware corporation (the “Company” and, together with all of the Company’s direct and indirect subsidiaries, the “Company Entities”), and Datavault AI, Inc. (“Investor”). Certain capitalized terms used but not defined herein have the meanings ascribed thereto in the Company’s certificate of incorporation, as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms (the “Certificate of Incorporation”).

RECITALS

The Company desires to issue and sell to Investor, and Investor desires to purchase from the Company, certain shares of Series A Common Stock of the Company (the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated in this Agreement, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.	Issuance and Sale of the Shares.

1.1	Investor wishes to purchase from the Company, and the Company wishes to issue and sell to Investor, an aggregate of 8,163,265 Shares at $6.125 per Share, for an aggregate purchase price equal to $50 million (the “Purchase Price”), on the terms set forth herein (the “Subscription”).

1.2	The purchase and sale of the Shares shall occur on the date determined by the parties, but in any event shall be within five (5) business days after the date of this Agreement.:

2.	Consideration for the Shares.

Upon acceptance of the Subscription by the Company pursuant to Section 3, Investor shall, no later than the applicable Closing Date set forth above, pay and deliver, or cause to be paid and delivered, to the Company the Purchase Price by delivery of 75,942,666 shares of Common Stock of the Investor (the “Datavault Shares”) (the date on which the Purchase Price is so paid and delivered, the “Closing Date”). The Datavault Shares shall be issued by the Investor to the Company as the Purchase Price pursuant to the Investor’s Registration Statement on Form S-3 (File No. 333-294502), declared effective by the Securities and Exchange Commission on March 25, 2026. The number of Datavault Shares to be delivered shall equal the Purchase Price divided by the Deemed Per Share Price (rounded down to the nearest whole share). For purposes of this Agreement, the “Deemed Per Share Price” shall be the volume weighted average closing price of the Datavault Shares, as reported on The Nasdaq Stock Market, for the 15-consecutive trading day period ending on the last trading day immediately preceding the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Investor shall not issue to the Company a number of Datavault Shares that would represent more than 19.9% of Investor’s outstanding shares of common stock measured as of immediately prior to the issuance (the “Cap”). To the extent the payment of the full Purchase Price by the Investor would result in the Investor issuing shares of Common Stock that exceed the Cap, the Purchase Price paid by Investor, the number of Shares purchased by Investor and the number of Datavault Shares paid by Investor shall be correspondingly reduced to the highest amounts that would not result in exceeding the Cap.

3.	Acceptance of Subscription.

The Company shall have the right, in its sole and absolute discretion, to accept or reject this Subscription, in whole or in part. The Subscription shall be deemed accepted by the Company only when this Agreement is signed by a duly authorized officer of the Company. Investor understands that the Purchase Price accompanying this Agreement, or any relevant portion thereof if the Subscription is accepted in part, will be returned to Investor (without interest) if the Subscription is not accepted by the Company or is accepted only in part. The Company’s decision to accept or reject any Subscription shall be final and shall not be subject to challenge by Investor.

4.	Representations and Warranties of Investor.

Investor makes the following representations and warranties to the Company as a material inducement to the Company’s consummation of the transactions contemplated hereby, each of which shall be true and correct as of the date hereof and as of the Closing Date:

4(a)	Organization and Authority.

If Investor is not a natural person, Investor (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and (ii) has full corporate, limited liability company, partnership, or other applicable organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4(b)	Authorization; Enforceability.

Investor has all requisite legal capacity, power, and authority to execute, deliver, and perform its obligations under this Agreement. The execution and delivery of this Agreement, the performance by Investor of its obligations hereunder, and the consummation by Investor of the transactions contemplated hereby have been duly authorized, and no other proceeding on the part of Investor is necessary. This Agreement has been duly executed and delivered by Investor and constitutes the valid and legally binding obligation of Investor, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and by general equitable principles.

4(c)	No Conflicts; Consents.

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any applicable law or governmental order to which Investor is subject or, if Investor is not a natural person, any provision of Investor’s governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Investor is a party or by which it is bound or to which any of Investor’s assets is subject, except as would not materially and adversely affect the ability of Investor to perform its obligations hereunder. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required to be made or obtained by Investor in connection with the consummation of the transactions contemplated hereby, except as may be necessary as a result of any facts or circumstances relating solely to the Company.

4(d)	Securities Representations.

(i)	Investor is acquiring the Shares for its own account, not as a nominee or agent, with the present intention of holding such Shares for purposes of investment, and not with a view to the sale or distribution of any part thereof in violation of applicable federal or state securities laws. Investor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to any third person with respect to the Shares.

(ii)	Investor is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(iii)	If Investor is not a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Investor represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including the legal requirements within its jurisdiction for the purchase of the Shares, any foreign exchange restrictions applicable to such purchase, any governmental or other consents that may need to be obtained, and the income tax and other tax consequences that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Investor’s Subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Investor’s jurisdiction.

(iv)	Investor is sophisticated in financial and business matters, is capable of evaluating the risks and benefits of the investment in the Shares, and is able to bear the economic risk of its investment in the Shares for an indefinite period of time, including a total loss of such investment.

(v)	Investor understands and agrees that the Shares are being acquired in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. Investor understands that the Shares have not been, and will not be, approved or disapproved by the Securities and Exchange Commission (the “SEC”) or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Investor by the Company.

(vi)	Investor understands and acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state and may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. Investor acknowledges that neither the Company nor any person acting on its behalf offered the Shares by any form of general solicitation or general advertising.

(vii)	Investor acknowledges and agrees that the ability to dispose of the Shares will be subject to significant restrictions. Investor recognizes that there is no public trading market for the Shares and, as a result, Investor may be unable to sell or dispose of the Shares. Investor further acknowledges and agrees that the Company shall have no obligation whatsoever to register the Shares under the Securities Act or any applicable state securities laws.

(viii)	If Investor is an individual, Investor resides in the state or province identified in the address set forth on the signature page hereto. If Investor is a legal entity, the principal office or offices of Investor in which it has its principal place of business is identified in the address set forth on the signature page hereto.

4(e)	Risk Factors.

Investor acknowledges that the Shares are speculative and involve a high degree of risk of loss of Investor’s entire investment and that an investment in the Company is not suitable for investors who cannot afford to lose their entire investment. Investor has carefully read, considered, and evaluated the following risk factors before making its investment decision:

(i)	Control of the Company. The Company is managed by its Board of Directors (the “Board”). No person should acquire any Shares unless such person is willing to entrust all aspects of the Company’s governance and management to the Board. Investors in the Shares will have limited or no rights to participate in the management of the Company.

(ii)	Dependence on Management. The success of the Company Entities will be substantially dependent upon the continued efforts of the Company Entities’ management team, and the death, disability, or separation from the Company Entities of any members of management may have a materially adverse effect on the Company Entities’ business.

(iii)	Capital Needs. The Company Entities’ business may require substantial additional capital. The Company may make equity or debt offerings at any time and from time to time without the consent of Investor. The issuance of additional equity securities by the Company could dilute Investor’s position, and such securities may be on the same or different terms as the Shares. While the Company may allow Investor to participate in any future equity offerings, it is not obligated to do so. There is no assurance that the Company will be able to obtain equity or debt financing on terms acceptable to it, and the inability to obtain such financing could limit the Company Entities’ growth or operations.

(iv)	Indebtedness. The Company Entities may incur substantial indebtedness from time to time. Equity investments in indebted companies involve a high degree of risk and can result in the loss of an investor’s entire investment.

(v)	General Economic Risks. The Company Entities are and will be subject to risks generally incident to businesses, including changes in general or local economic conditions or specific industry segments, increases in operating expenses, changes in interest rates, availability of financing, and other factors that may be beyond the control of the Company Entities.

(vi)	No Dividends. The Company has not made any distribution of dividends to its stockholders, and the Company has no plans to distribute dividends in the foreseeable future. All decisions regarding dividends and distributions shall be made in the sole discretion of the Board.

(vii)	Restrictions on Transfer; No Market for Shares. There is no public market for the Shares and it is not expected that any public market will develop. In addition, there are significant restrictions on transfers of Shares under applicable federal and state securities laws and the terms of this Agreement and the Company’s governing documents. Holders of the Shares will have no right to require any registration or qualification of the Shares, and the Company has no present intention to register or qualify the Shares. Consequently, holders of the Shares may not be able to liquidate their investment.

(viii)	Determination of Issuance Price. The issuance price for the Shares was determined by the Company in its sole discretion and is not necessarily an indication of the fair value of the Shares or of the Company. There is no assurance that the Shares, even if transferable, could be sold for the issuance price or for any other amount.

4(f)	Information; No Reliance.

(i)	The Company has made available to Investor, a reasonable time prior to the date of this Agreement, information concerning the Company sufficient for Investor to make an informed investment decision and an opportunity to ask questions and receive answers concerning the Shares and the Company’s business, operations, financial condition, and prospects. Investor has received all additional information requested by Investor.

(ii)	Investor acknowledges and agrees that it has not relied, is not relying, and will not rely on any communication (written or oral) of the Company, any of its affiliates, or any of their respective directors, managers, officers, employees, agents, counsel, accountants, investment bankers, or other representatives (collectively, “Company Parties”) as investment advice or as a recommendation to acquire the Shares. No Company Party has made any representation or warranty as to the potential success, return, effect, or benefit (legal, regulatory, tax, financial, accounting, or otherwise) of an investment in the Shares.

(iii)	Investor acknowledges and agrees that Paul Hastings LLP (“Paul Hastings”) is counsel to the Company and does not represent Investor with respect to any legal matters concerning an investment in the Shares. Investor has been advised to consult with its own tax, legal, and other advisors (other than Paul Hastings) regarding the tax and legal consequences of acquiring the Shares. Investor shall be solely responsible for all legal, accounting, or other fees incurred on its own behalf in connection with the acquisition of the Shares.

(iv)	Investor acknowledges and agrees that, except as may be expressly set forth in this Agreement, none of the Company Parties has made, is making, or will make any representation or warranty, express or implied, at law or in equity, with respect to (A) the Company or any other Company Entity, (B) their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), (C) the transactions contemplated hereby, (D) the viability or likelihood of success of the business of any Company Entity, (E) the accuracy or completeness of any information provided to Investor or its representatives, or (F) any other matter. To the extent any Company Party has made or purported to make any such representation or warranty, they are hereby disclaimed by the Company and waived by Investor. Investor, together with its advisors, has made its own independent investigation of the Company Entities and assumes all risks associated with its investment in the Shares.

4(g)	Valid Issuance of Datavault Shares.

The Datavault Shares, when issued, delivered, and paid for in accordance with the terms of this Agreement, will be duly and validly authorized, issued, fully paid, and non-assessable, and will be free and clear of all liens, encumbrances, restrictions, and claims of any kind imposed by the Investor, except for restrictions on transfer arising under applicable securities laws and as set forth in this Agreement and the Investor’s certificate of incorporation and bylaws. The Datavault Shares will be issued in compliance with all applicable federal and state securities laws.

4(h)	Reliance by the Company.

Investor understands the meanings of the representations and warranties contained in this Agreement and acknowledges that the Company is relying, and will in the future rely, on such representations and warranties in determining, among other things, whether the issuance of the Shares is eligible for exemption from the registration requirements of the Securities Act and applicable state securities laws.

5.	Representations and Warranties of the Company.

The Company hereby makes the following representations and warranties to Investor as of the date hereof and as of the Closing Date:

5(a)	Organization and Qualification.

The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease, and operate its properties and to carry on its business as presently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Agreement, “Material Adverse Effect” means any event, occurrence, change, development, or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, operations, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred: (A) general economic, financial market, or geopolitical conditions; (B) conditions generally affecting the industry or industries in which the Company operates; (C) any change in applicable law, regulation, or GAAP (or interpretations thereof); (D) acts of God, natural disasters, terrorism, armed conflict, or pandemic; (E) the announcement or pendency of the transactions contemplated by this Agreement; or (F) any failure by the Company to meet internal or analyst projections or forecasts (it being understood that the underlying facts giving rise to such failure may be considered).

5(b)	Authorization; Enforceability.

The Company has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, and the issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company, including approval by the Board, and no further approval or authorization of the Company’s stockholders is required in connection herewith (other than as set forth in the Certificate of Incorporation). This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and by general equitable principles.

5(c)	No Conflicts; Consents.

The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s certificate of incorporation, bylaws, or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien or encumbrance upon any of the properties or assets of the Company, or give any third party any right of termination, amendment, acceleration, or cancellation under, any material agreement, contract, license, instrument, or other arrangement to which the Company is a party or by which any of its properties or assets are bound; or (iii) violate any applicable law, rule, regulation, order, judgment, or decree, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required to be obtained or made by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such filings as may be required under applicable state securities laws (each of which will be timely made by the Company following the Closing).

5(d)	Valid Issuance of Shares.

The Shares, when issued, delivered, and paid for in accordance with the terms of this Agreement, will be duly and validly authorized, issued, fully paid, and non-assessable, and will be free and clear of all liens, encumbrances, restrictions, and claims of any kind imposed by the Company, except for restrictions on transfer arising under applicable securities laws and as set forth in this Agreement and the Company’s certificate of incorporation and bylaws. The Shares will be issued in compliance with all applicable federal and state securities laws.

5(e)	Capitalization.

As of the date hereof, the authorized, issued, and outstanding capital stock of the Company is as set forth on Schedule 5(e) hereto (the “Capitalization Schedule”). All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with applicable federal and state securities laws and the Company’s then-current certificate of incorporation and bylaws. Except as set forth on the Capitalization Schedule, there are no outstanding subscriptions, options, warrants, convertible notes, convertible securities, rights of first refusal, preemptive rights, or other rights or agreements to acquire or subscribe for any shares of capital stock or other securities of the Company. The issuance and sale of the Shares will not obligate the Company to issue shares of capital stock or other securities to any other person or trigger any anti-dilution or price adjustment provisions of any outstanding security, other than as set forth on the Capitalization Schedule.

5(f)	No General Solicitation.

Neither the Company nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or any seminar or meeting whose attendees were invited by any such general solicitation or general advertising.

5(g)	Exemption from Registration.

Assuming the accuracy of the representations and warranties of Investor set forth in Section 4, the offer and sale of the Shares pursuant to this Agreement is exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder, and from the registration or qualification requirements of applicable state securities laws. The Company has not taken, and will not take, any action that would cause the loss of such exemptions.

5(h)	No Brokers or Finders.

The Company has not retained, employed, or used any broker, finder, or placement agent in connection with the transactions contemplated by this Agreement who would have a valid claim against Investor for a finder’s fee, brokerage commission, or similar payment. All fees and commissions payable to any broker, finder, placement agent, or financial advisor engaged by the Company in connection with this offering shall be the sole obligation and responsibility of the Company.

5(i)	Litigation.

Except as set forth on Schedule 5(i) hereto, there is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, or any of their respective properties or assets, before or by any governmental authority, that (i) challenges or seeks to enjoin or prohibit the transactions contemplated by this Agreement or (ii) would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction, or decree that would reasonably be expected to have a Material Adverse Effect or that materially restricts the ability of the Company to consummate the transactions contemplated hereby.

5(j)	Compliance with Laws.

The Company and each of its subsidiaries is in compliance in all material respects with all applicable laws, statutes, rules, regulations, ordinances, orders, judgments, and decrees of any governmental authority applicable to it or its business, properties, or assets. Neither the Company nor any of its subsidiaries has received any written notice from any governmental authority alleging any material violation of any applicable law that has not been resolved.

5(k)	Intellectual Property.

The Company and its subsidiaries own or have valid licenses or other rights to use all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, and other intellectual property rights necessary for the conduct of their respective businesses as presently conducted (collectively, “Company IP”), except where the failure to own or have such rights would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, (i) the conduct of the Company’s and its subsidiaries’ businesses does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party in any material respect, and (ii) no third party is infringing, misappropriating, or otherwise violating any Company IP in any material respect. The Company has taken commercially reasonable steps to protect and maintain the confidentiality of its material trade secrets and other material confidential information.

5(l)	Financial Statements; No Undisclosed Liabilities.

The Company has made available to Investor the Company’s unaudited financial statements for the most recently completed fiscal year and, if available, the most recently completed fiscal quarter (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP), and fairly present in all material respects the financial position, results of operations, and cash flows of the Company as of the dates and for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments. Except as set forth in the Financial Statements or on Schedule 5(l) hereto, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required by GAAP to be reflected or reserved against in a balance sheet of the Company, except for (i) liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements, and (ii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5(m)	Absence of Certain Changes.

Since the date of the most recent Financial Statements, and except as set forth on Schedule 5(m) hereto or as otherwise contemplated by this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice, and there has not been any event, occurrence, development, or change that has had or would reasonably be expected to have a Material Adverse Effect.

5(n)	Tax Matters.

Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries has timely filed (or caused to be timely filed) all material tax returns required to be filed by it, and all such tax returns are true, correct, and complete in all material respects; (ii) the Company and each of its subsidiaries has timely paid (or caused to be timely paid) all material taxes due and payable by it (whether or not shown on any tax return); (iii) neither the Company nor any of its subsidiaries has received written notice from any governmental authority of any material audit, assessment, deficiency, or claim with respect to taxes that has not been fully resolved; and (iv) neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to any material tax that has not since expired.

5(o)	Investment Company Act.

The Company is not, and immediately after the issuance and sale of the Shares and the application of the proceeds therefrom, will not be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5(p)	Anti-Corruption; Sanctions.

Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, agents, or other persons acting on behalf of the Company or any subsidiary, has, directly or indirectly: (i) made, offered, or promised to make any unlawful payment or provided or offered to provide any other unlawful benefit to any governmental official or any political party or official thereof in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable anti-corruption law; or (ii) made any unlawful contribution, gift, entertainment, or other expenditure to any domestic or foreign political party or candidate. Neither the Company nor any of its subsidiaries is (A) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or any other relevant governmental authority, or (B) located, organized, or resident in a country or territory that is the subject of comprehensive OFAC sanctions.

5(q)	No Other Representations.

Except as expressly set forth in this Section 5, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to the Company, any Company Entity, their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), or any other matter, and any such representations or warranties are hereby expressly disclaimed. In particular, and without limiting the foregoing, the Company makes no representation or warranty regarding the accuracy or completeness of any projections, forecasts, estimates, or other forward-looking information provided or made available to Investor or its representatives.

6.	Legends.

Each certificate, book entry, or other instrument representing the Shares shall bear a legend or notation substantially as follows:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE COMPANY AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS, AS PROVIDED IN THE BYLAWS OF THE COMPANY.

7.	Market Stand-Off Agreement.

Investor shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Shares held by Investor (the “Restricted Securities”), during the 180-day period following the effective date of the Company’s first firm commitment underwritten public offering of its Common Stock (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock Up Period”). Investor agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriters that are consistent with the foregoing or that are necessary to give further effect to the foregoing provision. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Investor’s Restricted Securities until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were a party to this Agreement.

8.	Further Assurances.

The Company and Investor shall promptly execute and deliver such documents, certificates, agreements, and other writings and take such other actions as may be reasonably necessary or desirable in order to consummate, implement, affirm, or ratify the transactions contemplated by this Agreement.

9.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to any conflict of laws principles thereof that would require the application of the laws of any other jurisdiction.

10.	Entire Agreement; Amendment.

This Agreement, including the instruments and agreements referred to herein or executed in connection herewith, contains all of the terms, conditions, representations, and warranties agreed upon by the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, and communications of the parties, oral or written, respecting such subject matter. This Agreement shall not be amended, modified, or waived except by a written instrument duly executed by the Company and Investor; provided, however, that the Company shall have the right, in its sole discretion, to waive, in writing, any condition or obligation imposed upon Investor under this Agreement.

11.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, Investor may not assign any of its rights or delegate any of its responsibilities, liabilities, or obligations under this Agreement without the prior written consent of the Company, which may be withheld, delayed, or conditioned in the Company’s sole and absolute discretion. Any purported assignment or delegation without such consent shall be null and void. The Company shall have the right to assign any of its rights or obligations hereunder to any affiliate or successor without Investor’s consent.

12.	Expenses.

The Company and Investor shall each pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Company shall have no obligation to reimburse Investor for any of Investor’s costs and expenses under any circumstances.

13.	Notices.

All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient if delivered (a) in person, (b) by overnight courier service (with tracking), (c) by registered or certified mail, postage prepaid, return receipt requested, or (d) by electronic mail (with confirmation of receipt from the recipient other than an automated read receipt), in each case to the receiving party at the address or email address specified below or on the applicable signature page hereto. Notice shall be deemed given on (i) the date personally delivered, (ii) the next business day after deposit with an overnight courier, (iii) three (3) business days after mailing by certified or registered mail, or (iv) the date transmitted by electronic mail if transmitted prior to 5:00 p.m. Pacific Time on a business day, or the next succeeding business day if transmitted at any other time.

At the address set forth on the signature page hereto or such other address as shall be maintained in the Company’s records.

14.	Consent to Jurisdiction; Venue.

The Company and Investor hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located within New Castle County, State of Delaware, for the resolution of any dispute, claim, or controversy arising out of or relating to this Agreement or any of the transactions contemplated hereby. The Company and Investor hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in such courts, including any claim of improper venue or forum non conveniens. The Company and Investor agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.	Waiver of Jury Trial.

THE COMPANY AND INVESTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO. THE COMPANY AND INVESTOR EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY A COURT SITTING WITHOUT A JURY. THE COMPANY AND INVESTOR FURTHER WAIVE ANY RIGHT TO SEEK TO CONSOLIDATE ANY SUCH LEGAL PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.

16.	Specific Performance.

The Company and Investor acknowledge and agree that the breach of any provision of this Agreement could cause irreparable damage to the non-breaching party for which monetary damages would be an inadequate remedy. Accordingly, in addition to any other remedy available at law or in equity, the Company shall be entitled to seek and obtain specific performance or other equitable relief to enforce the terms of this Agreement without the necessity of proving actual damages or posting a bond or other security. Investor hereby waives the defense that the Company has an adequate remedy at law in any proceeding for equitable relief.

17.	Legend Removal.

The restrictive legend set forth in Section 6 shall be removed from any certificate, book entry, or other instrument representing the Shares (or a new instrument without such legend shall be issued) only upon satisfaction of each of the following conditions, as determined by the Company in its sole discretion: (a) the Shares have been registered under the Securities Act pursuant to an effective registration statement, (b) the Shares are eligible for resale under Rule 144 under the Securities Act without volume limitation, manner-of-sale restriction, or current public information requirement, and the Company has received a written opinion of counsel, in form and substance reasonably satisfactory to the Company, to such effect, or (c) the Shares have been sold or transferred pursuant to an effective registration statement or a transaction exempt from, or not subject to, the registration requirements of the Securities Act and Investor has provided the Company with a written opinion of counsel, in form and substance satisfactory to the Company in its sole discretion, to such effect. The Company shall have the right to instruct the transfer agent to impose stop-transfer instructions with respect to the Shares until the conditions for legend removal set forth herein have been satisfied. Investor shall bear all costs and expenses associated with any legend removal, including the fees of any counsel required to deliver an opinion in connection therewith.

18.	Headings.

The section headings in this Agreement are included for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

19.	Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission in PDF format), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes of this Agreement and shall be binding upon the parties to the same extent as original signatures.

20.	Interpretation and Rules of Construction.

Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereby,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision. The terms “includes” and “including” shall be deemed to be followed by the words “without limitation.” Section references are to the Sections of this Agreement unless otherwise specified. This Agreement is the product of negotiation between the parties hereto and shall not be construed more strictly against any party as the drafter hereof.

21.	Severability.

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under applicable law, the remaining provisions of this Agreement shall continue in full force and effect, and the parties shall negotiate in good faith to replace such invalid, illegal, or unenforceable provision with a valid and enforceable provision that gives effect to the original intent of the parties to the greatest extent possible.

22.	Waiver.

No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving party. No waiver by any party of any provision of this Agreement, in any one or more instances, shall be deemed or construed to be a waiver of any such provision with respect to any other occurrence or as a waiver of any other provision. The failure of any party to exercise any right, power, or remedy shall not operate as a waiver thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be executed as of the Effective Date first written above.

THE COMPANY:		INVESTOR:

Vivasor, Inc.,		Datavault AI, Inc.
a Delaware corporation

By:	/s/ Henry Ji, Ph.D.	By:	/s/ Nathaniel Bradley
Name: Henry Ji, Ph.D.		Name: Nathaniel Bradley
Title: CEO		Title: CEO

Address:		Address:

9380 Judicial Drive		One Commerce Square
San Diego, CA 92121		2005 Market Street, Suite 2400
Philadelphia, Pennsylvania 19103

Email: hji@vivasor.com		Email: nate@vault.email

EXHIBIT A
ACCREDITED INVESTOR QUESTIONNAIRE

Investor Name: Datavault AI, Inc.

1.	Accredited Investor Status. Please check all applicable boxes. If investing through a legal entity, respond with respect to such entity.

☐ I am a natural person whose individual net worth, or joint net worth with my spouse or spousal equivalent, exceeds $1,000,000 (excluding the value of my primary residence, and net of any debt secured by my primary residence up to the value of such primary residence).

☐ I am a natural person who had individual income exceeding $200,000 in each of the last two completed calendar years and who has a reasonable expectation of reaching the same income level in the current calendar year.

☐ I am a natural person who had joint income with my spouse or spousal equivalent exceeding $300,000 in each of the last two completed calendar years and who has a reasonable expectation of reaching the same income level in the current calendar year.

☐ I am a natural person currently holding, in good standing, a Series 7, Series 65, or Series 82 professional certification, designation, or credential.

☐ I am, or will be at the time of the issuance of the Shares, a general partner, director, or executive officer of the Company.

☐ I am a corporation, Massachusetts or similar business trust, partnership, limited liability company, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5,000,000.

☐ I am a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

☐ I am an entity (other than a trust) in which all of the equity owners are accredited investors.

☐ I am a “family office” (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940) with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the Shares and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

☐ I am a “family client” (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940) of a family office meeting the requirements above.

2.	Non-Accredited Investor. If Investor does not qualify in any accredited investor category above, please indicate below.

☐ I do not qualify as an accredited investor.

Signature:

By: Nathaniel Bradley, CEO

Date: April 16, 2026